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                                                                   EXHIBIT 23.11

                         [LETTERHEAD OF GOLDMAN SACHS]


PERSONAL AND CONFIDENTIAL
-------------------------

May 20, 1998


Special Committee of the Board of Trustees
Security Capital Pacific Trust
7670 South Chester Street
Englewood, Colorado 80112

Re:  Registration Statement (File No. 333-51139) of Security Capital Pacific
     Trust

Gentlemen:

Reference is made to is our opinion letter dated as of April 1, 1998 with respect to the fairness from a financial point of view to Security Capital Pacific Trust (the "Company") and to the holders of common shares of beneficial interest, $1.00 par value per share, of the Company (the"Shares"), other than Security Capital Group Incorporated, of the exchange ratio of one Share to be exchanged for each share of common stock, par value $.01 per share, of Security Capital Atlantic Incorporated ("Atlantic"), pursuant to the Agreement and Plan of Merger, dated as of April 1, 1998 by and between the Company and Atlantic.

The foregoing opinion letter is provided for the information and assistance of the Special Committee of the Board of Trustees of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Reasons for the Merger; Recommendations of the PTR Board and the ATLANTIC Board," "--Opinions of the Financial Advisors - PTR," "The Merger - Background of the Merger," "--Opinion of PTR's Financial Advisors," "--Reasons for the Merger; Recommendations of the PTR Board," and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above - mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)